Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276717

Prospectus Supplement No. 1 to Prospectus dated February 14, 2024

Signing Day Sports, Inc.

Up to 4,661,102 shares of Common Stock

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of Signing Day Sports, Inc. (the “Registrant,” “we,” “us,” or “our”), dated February 14, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2024 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, relating to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 5, 2024 (File No. 333-276717). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information set forth in our Current Report on Form 8-K filed with the SEC on February 14, 2024, except for the information furnished pursuant to Item 7.01 thereto and Exhibit 99.1 thereto.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

Our shares of common stock are traded under the symbol “SGN” on NYSE American LLC (“NYSE American”). On February 14, 2024, the last reported sale price of our common stock on NYSE American was $0.777.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 17 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is February 15, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2024

SIGNING DAY SPORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2024, Glen Kim, a member of the board of directors (the “Board”) of Signing Day Sports, Inc. (the “Company”), notified the Board of his resignation from the Board for personal reasons, effective immediately. Mr. Kim did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices. As of the same date, the Independent Director Agreement between the Company and Mr. Kim, dated as of April 19, 2023, expired in accordance with its terms.

On February 12, 2024, the Board elected Peter Borish as a director of the Company. On the same date, the Board named Mr. Borish as Chairman of the Audit Committee of the Board, a member of the Compensation Committee of the Board, and a member of the Nominating and Corporate Governance Committee of the Board. Mr. Borish will serve as a director until his successor has been duly elected and qualified or his earlier death, resignation, disqualification, or removal.

There is no arrangement or understanding between Mr. Borish and any person pursuant to which he was selected as director. There are and have been no transactions in which Mr. Borish has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Under an Independent Director Agreement between the Company and Mr. Borish in the Company’s standard form, dated February 12, 2024 (the “Director Agreement”), Mr. Borish is entitled to an annual fee of $30,000 to be paid upon Mr. Borish’s attendance at four Board meetings held during or after the second quarter of each year, to be paid to Mr. Borish in four equal installments in a mutually agreed manner. In addition, the Company agreed to a grant of $30,000 of restricted stock to Mr. Borish, subject to the approval by the Company’s stockholders of an amendment to the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”) to increase the number of shares of the Company’s common stock, $0.0001 par value per share, available for grant under the Plan, and further subject to the approval of the Board or the Compensation Committee of the Board, as applicable. The Company also agreed to reimburse Mr. Borish for pre-approved reasonable business expenses incurred in good faith in connection with the performance of his duties for the Company.

Under an indemnification agreement between the Company and Mr. Borish in the Company’s standard form for officers or directors of the Company, dated February 12, 2024 (the “Indemnification Agreement”), the Company agreed to indemnify Mr. Borish to the fullest extent permitted by law. The Company shall also advance all expenses relating to any proceeding, other than proceedings by or in the right of the Company or any claim, issue or matter therein, within 30 days after the receipt by the Company of a statement requesting such advance and a written undertaking to repay any expenses advanced if it shall ultimately be determined that indemnification against such expenses is not permitted. Any advances and undertakings to repay shall be unsecured and interest free. The Indemnification Agreement also provides for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The Indemnification Agreement also provides that if the Company maintains a directors’ and officers’ liability insurance policy, that the indemnitee will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

The foregoing summary of the terms and conditions of the Director Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Director Agreement and the form of Indemnification Agreement filed as Exhibit 10.1 and Exhibit 10.2 to this report, respectively, which are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 14, 2024, the Company issued a press release announcing the addition of Peter Borish to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01 (including Exhibit 99.1 hereto), shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Form of Independent Director Agreement between Signing Day Sports, Inc. and each independent director (incorporated by reference to Exhibit 10.51 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.2	Form of Indemnification Agreement between Signing Day Sports, Inc. and each officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
99.1	Press Release dated February 14, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2024	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

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